Exhibit 99.1

Diamondback Energy, Inc. and Rattler Midstream LP Announce Completion of Merger

MIDLAND, Texas, Aug. 24, 2022 (GLOBE NEWSWIRE) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”) and Rattler Midstream LP (NASDAQ: RTLR) (“Rattler”) today announced the completion of the previously announced merger between Rattler and Diamondback. The merger resulted in Diamondback acquiring all of the limited partner interests in Rattler not already owned by Diamondback and its subsidiaries. Each public unitholder of Rattler received 0.113 of a share of common stock in Diamondback in exchange for each Rattler common unit owned.

Effective August 24, 2022, Rattler’s common units will no longer be listed on The Nasdaq Global Select Market, and it will cease to be a publicly traded company.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

About Rattler Midstream LP

Rattler Midstream LP is a Delaware limited partnership formed by Diamondback to own, operate, develop and acquire midstream and energy-related infrastructure assets. Rattler owns crude oil, natural gas and water-related midstream assets in the Permian Basin that provide services to Diamondback and third party customers under primarily long-term, fixed-fee contracts. For more information, please visit www.rattlermidstream.com.

Investor Contacts:

Diamondback Energy, Inc.

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com

Rattler Midstream LP

Adam Lawlis

+1 432.221.7467

alawlis@rattlermidstream.com

Jared Carameros

+1 432.247.6213

jcarameros@rattlermidstream.com